Exhibit 5.1

September 30, 2025

QDM INTERNATIONAL INC.

Room 1030B, 10/F, Ocean Centre

Harbour City, 5 Canton Road

Tsim Sha Tsui, Hong Kong

Registration Statement No. 333-283175

Ladies and Gentlemen:

We have acted as counsel to QDM International Inc., a Florida corporation (the “Corporation”), with respect to certain legal matters in connection with the filing with the Securities and Exchange Commission (the “Commission”) of a registration statement on Form S-1 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”).

The Registration Statement relates to the issuance by the Corporation of 1,250,000 shares (“Firm Shares”) of the Corporation’s common stock, par value $0.0001 (the “Common Stock”) (ii) 187,500 shares of Common Stock issuable upon the exercise of an over-allotment option granted by the Corporation to the underwriters (“Over-Allotment Shares”); (iii)  warrants to purchase up to 5% of the Shares to be issued to the representative of the underwriters as compensation for their services pursuant to the underwriting agreement to be entered into by and between the Corporation and the underwriters (the “Representative’s Warrants”); and (iv) shares of Common Stock issuable upon the exercise of the Representative’s Warrants (the “Representative’s Warrant Shares”, and with the Shares, Over-Allotment Shares and Representative’s Shares, the “Securities”). This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

In connection with this opinion, we have examined and relied upon (i) the Articles of Incorporation of the Corporation, as amended to date (the “Articles of Incorporation”); (ii) the Bylaws of the Corporation, as amended to date (the “Bylaws”); (iii) certain resolutions of the Board of Directors of the Corporation with respect to the issuance the Securities; and (vi) the Registration Statement and all exhibits thereto.

For purposes of this opinion, we have also examined and relied upon the originals, or copies certified or otherwise identified to our satisfaction, of such records, documents, certificates, and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. In such examination, we have assumed, and express no opinion as to, the authenticity of original documents and the genuineness of all signatures, the conformity to the originals of all documents submitted to us as copies, the truth, accuracy and completeness of the information, representations and warranties contained in the instruments, documents, certificates and records we have reviewed, the legal capacity of all natural persons or entities, the absence of any undisclosed termination, modification, waiver or amendment to any document reviewed by us, the absence of any other extrinsic agreements or documents that might change or affect the interpretation or terms of documents we have reviewed, and the due authorization, execution and delivery of all such documents where due authorization, execution and delivery are prerequisites to the effectiveness thereof. As to any facts material to the opinions expressed herein that were not independently established or verified, we have relied upon statements and representations of officers and other representatives of the Corporation.

MASSACHUSETTS   RHODE ISLAND   NEW YORK   NORTH CAROLINA   SOUTH CAROLINA   FLORIDA

QDM International, Inc.

We have also assumed that:

(a)	the Registration Statement and any amendments thereto (including post-effective amendments) will be effective and will comply with all applicable laws at the time the Securities are offered or issued as contemplated by the Registration Statement and that no stop order shall have been issued with respect thereto;

(b)	all Securities will be issued and sold in compliance with applicable federal and state securities laws and in the manner stated in the Registration Statement;

(c)	the Securities will be issued and sold in the form and containing the terms set forth in the Registration Statement;

(d)	with respect to shares of Common Stock offered or purchasable upon exercise or conversion of any Securities, that there will be sufficient shares of Common Stock authorized under the Articles of Incorporation that are not otherwise reserved for issuance; and

(e)	that no future amendments will be made to the Articles of Incorporation or Bylaws that would be in conflict with or inconsistent with the Corporation’s right and ability to issue the Securities.

Based upon the foregoing and in reliance thereon, and subject to the qualifications, limitations, exceptions and assumptions set forth herein, we are of the opinion that:

(a)	The Shares and Over-Allotment Shares, when issued against payment therefor, will be validly issued, fully paid and non-assessable shares of Common Stock of the Corporation;

(b)	The Representative’s Warrants, when issued against payment therefor, will constitute the legal, valid and binding obligation of the Corporation, enforceable against the Corporation in accordance with their terms, except that (a) such enforceability may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors' rights in general and (b) the remedies of specific performance and injunctive and other forms of injunctive relief may be subject to equitable defenses; and

(c)	The Representative’s Warrant Shares have been duly authorized by all necessary corporate action on the part of the Corporation and, when issued, sold and delivered by the Corporation pursuant to the Representative’s Warrants against payment therefor, will be validly issued, fully paid and non-assessable shares of Common Stock of the Corporation.

MASSACHUSETTS   RHODE ISLAND   NEW YORK   NORTH CAROLINA   SOUTH CAROLINA   FLORIDA

QDM International, Inc.

We do purport to cover herein, the application of the securities or “Blue Sky” laws of the various states to the issuance of the Securities.

Our opinion is limited to the Florida Business Corporation Act and, with respect to the opinions set forth in paragraph (b) above, the laws of the State of New York. We express no opinion as to the effect of the law of any other jurisdiction.

We consent to the use of this opinion as Exhibit 5.1 to the Registration Statement and further consent to all references to us, if any, in the Registration Statement, and in the Prospectus forming a part thereof. We do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder. This opinion is rendered on, and speaks only as of, the date of this letter first written above, and we are under no duty to update the opinions contained herein.

Very truly yours,

/s/ DarrowEverett LLP
DarrowEverett LLP

MASSACHUSETTS   RHODE ISLAND   NEW YORK   NORTH CAROLINA   SOUTH CAROLINA   FLORIDA